Exhibit 2.2

PURCHASE AGREEMENT

dated as of

June 11, 2006

by and between

PLAINS ALL AMERICAN PIPELINE L.P.

and

LB PACIFIC, LP

Table of Contents

Page
ARTICLE I
DEFINITIONS
SECTION 1.1 Definitions	1
SECTION 1.2 Rules of Construction	6
ARTICLE II
PURCHASE
SECTION 2.1 Purchase.	6
ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
SECTION 3.1 Representations of Seller	8
SECTION 3.2 Representations of Buyer	12
ARTICLE IV
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS
SECTION 4.1 Covenant Compliance	14
SECTION 4.2 Access to Information.	14
SECTION 4.3 Confidentiality	15
SECTION 4.4 Commercially Reasonable Efforts; Further Assurances	15
SECTION 4.5 No Public Announcement	16
SECTION 4.6 Expenses	16
SECTION 4.7 Tax Matters.	16
SECTION 4.8 Transfer of Purchased Interests.	16
SECTION 4.9 Payment of Credit Facility Debt and Release of Encumbrances	17

ARTICLE V
TERMINATION AND REMEDIES FOR DEFAULT
SECTION 5.1 Termination	17
SECTION 5.2 Indemnity	17
SECTION 5.3 Survival	18
SECTION 5.4 Enforcement of this Agreement	18
SECTION 5.5 No Waiver Relating to Claims for Fraud/Willful Misconduct	18

ARTICLE VI
MISCELLANEOUS
SECTION 6.1 Notices	18
SECTION 6.2 Governing Law; Jurisdiction; Waiver of Jury Trial	20
SECTION 6.3 Entire Agreement; Waivers	20
SECTION 6.4 Binding Effect and Assignment	21
SECTION 6.5 Severability	21
SECTION 6.6 Execution	21

EXHIBITS
Exhibit A	—	Form of Purchased Common Unit Transfer Power
Exhibit B	—	Form of Purchased Subordinated Unit Transfer Power

i

Exhibit C	—	Form of Purchased GP Interest Transfer Power
Exhibit D	—	Form of Purchased Holdco Interest Power

ii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) dated as of June 11, 2006 (the “Execution Date”), is entered into by and between LB Pacific, LP, a Delaware limited partnership (“Seller”), and Plains All American Pipeline L.P., a Delaware limited partnership (“Buyer”).

WITNESSETH:

WHEREAS, Seller owns the sole limited partner interest in MLP General Partner, the sole limited liability company interest in General Partner Holdco, 2,616,250 MLP Common Units and 7,848,750 MLP Subordinated Units (each such capitalized term as defined herein);

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the interests described in the immediately preceding recital;

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith by and among MLP, MLP General Partner, General Partner Holdco, Buyer, Buyer General Partner and Buyer GP Holdco, MLP will, on the terms and conditions set forth in the Merger Agreement, merge with and into Buyer, with Buyer surviving such merger (the “Merger”); and

WHEREAS, each of MLP General Partner, the Board of Directors of General Partner Holdco and the MLP Conflicts Committee has approved the Merger Agreement and each of the Board of Directors of General Partner Holdco and the MLP Conflicts Committee has recommended that the holders of MLP Subordinated Units and MLP Common Units vote “for” the approval and adoption of the Merger Agreement and the Merger;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1  Definitions.  In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Confidentiality Agreement” means that certain Confidentiality Agreement dated June 6, 2006 between Buyer and Seller.

“Buyer Disclosure Schedule” means the disclosure schedule prepared and delivered by Buyer to Seller as of the date of this Agreement.

“Buyer General Partner” means Plains AAP, L.P., a Delaware limited partnership.

“Buyer GP Holdco” means Plains All American GP LLC, a Delaware limited liability company.

“Buyer Group Entities” means Buyer, Buyer General Partner and the subsidiaries of Buyer.

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” means the MLP Confidentiality Agreement and the Buyer Confidentiality Agreement.

“Consolidated Group” means the MLP Group Entities, on one hand, and the Buyer Group Entities, on the other hand.  A reference to a Consolidated Group is a reference to each of the members of such Consolidated Group.

“Damages” means claims, liabilities, damages, penalties, judgments, assessments, losses, costs, expenses, including reasonable attorneys’ fees and expenses, incurred by the party seeking indemnification under this Agreement.

“Delaware Courts” has the meaning set forth in Section 6.2.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Evaluation Material” has the meaning set forth in Section 4.2(b).

“Execution Date” has the meaning set forth in the Preamble.

“GAAP” has the meaning set forth in Section 1.2.

“General Partner Holdco” means Pacific Energy Management LLC, a Delaware limited liability company.

“General Partner Holdco Financial Statements” has the meaning set forth in Section 3.1(i).

“General Partner Holdco LLC Agreement” means the Limited Liability Company Agreement of General Partner Holdco dated as of March 3, 2005, as amended and as further amended from time to time after the Execution Date in accordance with this Agreement.

“governing documents” means, with respect to any person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such person.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case which has jurisdiction or authority with respect to the applicable party.

“holders” means, when used with reference to the MLP Units, the holders of such units shown from time to time in the registers maintained by or on behalf of MLP.

“knowledge” means, with respect to Seller, the actual knowledge of each person listed in Section 1.1(a) of the Seller Disclosure Schedule.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“MLP” means Pacific Energy Partners, L.P., a Delaware limited partnership.

“MLP Common Units” means the Common Units of MLP issued pursuant to the MLP Partnership Agreement.

“MLP Confidentiality Agreement” means that certain Confidentiality Agreement dated April 17, 2006 between Lehman Brothers Inc. and Buyer.

“MLP Conflicts Committee” means the Conflicts Committee of the Board of Directors of General Partner Holdco.

“MLP General Partner” means Pacific Energy GP, LP, a Delaware limited partnership.

“MLP General Partner Financial Statements” has the meaning set forth in Section 3.1(e).

“MLP General Partner Partnership Agreement” means the Agreement of Limited Partnership of MLP General Partner dated as of March 3, 2005, as amended, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“MLP Group Entities” means the MLP Parties and their subsidiaries.

“MLP Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of Seller or the MLP Group Entities (taken as a whole), that is, or would reasonably be expected to be, material and adverse to Seller or to the MLP Group Entities (taken as a whole) or that materially and adversely affects the ability of Seller to consummate the transactions contemplated hereby; provided, however, that an MLP Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of Seller or any MLP Group Entity (or any MLP Partially Owned Entity) directly or indirectly arising out of or attributable to (a) any decrease in the market price of MLP’s publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to an MLP Material Adverse Effect), (b) changes in the general state of the industries in which Seller or the MLP Group Entities operate to the extent that such changes would have the same general effect on companies engaged in such industries, (c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by Seller or the MLP Group Entities, (d) the announcement or proposed consummation of this Agreement and the transactions contemplated hereby, (e) changes in GAAP or (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting Seller or the MLP Group Entities, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by Seller or the MLP Group Entities~~.~~

 “MLP Parties” means MLP, MLP General Partner and General Partner Holdco.

“MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MLP dated as of July 26, 2002, as amended, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“MLP Subordinated Units” means the Subordinated Units of MLP, as of the date of this Agreement, issued pursuant to the MLP Partnership Agreement, provided, that any MLP Subordinated Units that convert to MLP Common Units after the date of this Agreement shall be deemed to be MLP Subordinated Units for the purposes of this Agreement.

“MLP Units” means the MLP Common Units and the MLP Subordinated Units.

“Notice” has the meaning set forth in Section 6.1.

“NYSE” means the New York Stock Exchange.

“Payoff Amount” has the meaning set forth in Section 4.8.

“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchased Common Units” has the meaning set forth in Section 2.1(b)(ii).

“Purchased Entities” means MLP General Partner and General Partner Holdco.

“Purchased GP Interest” has the meaning set forth in Section 2.1(b)(iii).

“Purchased Holdco Interest” has the meaning set forth in Section 2.1(b)(iv).

“Purchased Interests” means the Purchased Holdco Interest together with the Purchased Subordinated Units, the Purchased Common Units and the Purchased GP Interest.

“Purchased Subordinated Units” has the meaning set forth in Section 2.1(b)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Credit Facility” means the Credit and Guaranty Agreement dated March 3, 2005, among Seller, various lenders, and Citicorp North America Inc. as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc. as Syndicate Agent and Citigroup Global Market Inc. as Sole Lead Arranger and Sole Bookrunner.

“Seller Disclosure Schedule” means the disclosure schedule prepared and delivered by Seller to Buyer as of the date of this Agreement.

“subsidiary” means with respect to a specified person, any other person (a) that is a subsidiary as defined in Rule 405 of the Rules and Regulations under the Securities Act of such specified person and (b) of which such specified person or another of its subsidiaries owns beneficially more than 50% of the equity interests.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 1.2  Rules of Construction.  The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement.  The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Buyer Disclosure Schedule and the Seller Disclosure Schedule) and not to any particular Article, Section or other portion hereof.  Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) ”include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”).  In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.  Reference to any party hereto is also a reference to such party’s permitted successors and assigns.  The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof.  Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, it is the intent of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
PURCHASE

SECTION 2.1  Purchase.

(a)              Closing Date. The closing of the transactions contemplated by this Section 2.1 (the “Closing”) shall take place at the offices of Baker Botts L.L.P. at 910 Louisiana Street, Houston, Texas 77002, on the date of the Merger, but immediately prior to the consummation of the Merger (such date the “Closing Date”).

(b)              Purchase of Purchased Interests. On the Closing Date, Seller shall convey to Buyer:

(i)            7,848,750 MLP Subordinated Units (the “Purchased Subordinated Units”), which units constitute approximately 19.97% of the issued and outstanding limited partner interests in MLP (such conveyance or assignment to be in substantially the form set forth as Exhibit A to this Agreement or in such other form as is required to transfer such Purchased Subordinated Units through the facilities of The Depository Trust Company), free and clear of all Encumbrances (other than those set forth in the MLP Partnership Agreement);

(ii)           2,616,250 MLP Common Units (the “Purchased Common Units”), which units constitute approximately 6.7% of the issued and outstanding limited partner interests in MLP (such conveyance or assignment to be in substantially the form set forth as Exhibit B to this Agreement or in such other form as is required to transfer such Purchased Common Units through the facilities of The Depository Trust Company), free and clear of all Encumbrances (other than those set forth in the MLP Partnership Agreement);

(iii)          a 99.9% limited partner interest in MLP General Partner (the “Purchased GP Interest”), which interest constitutes the sole issued and outstanding limited partner interest in MLP General Partner (such conveyance or assignment to be in substantially the form set forth as Exhibit C to this Agreement), free and clear of all Encumbrances (other than those set forth in the MLP General Partner Partnership Agreement); and

(iv)          a 100% limited liability company interest in General Partner Holdco (the “Purchased Holdco Interest”), which interest constitutes the sole issued and outstanding member interest in General Partner Holdco (such conveyance or assignment to be in substantially the form set forth as Exhibit D to this Agreement), free and clear of all Encumbrances (other than those set forth in the General Partner Holdco LLC Agreement);

for an aggregate cash amount equal to seven hundred million dollars ($700,000,000) (the “Purchase Price”).  At the Closing, Buyer shall pay the Purchase Price by wire transfer in immediately available funds to an account designated by Seller to Buyer at least 2 Business Days prior to the Closing Date.

(c)              Conditions to Closing.  (i) The obligation of Seller to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived by Seller in writing, in whole or in part:

(A)          All of the conditions of the MLP Parties to the consummation of the Merger (other than completing the transactions referred to in this Section 2.1) shall have been satisfied or waived; and
(B)           (i) The representations and warranties of Buyer set forth in Section 3.2 shall be true and correct in all material respects (without regard to any materiality qualifiers set forth therein) as of the Closing Date, as if remade on such date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), and Buyer shall have performed all of its obligations hereunder in all material respects, and (ii) Seller shall have received a certificate, dated as of the Closing Date, of an executive officer of Buyer certifying to the matters set forth in this Section 2.1(c)(i)(B).

(ii)           The obligation of Buyer to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived by Buyer in writing, in whole or in part:

(A)          All of the conditions of the Buyer Parties (as defined in the Merger Agreement) to the consummation of the Merger (other than completing the transactions referred to in this Section 2.1) shall have been satisfied or waived;
(B)           (i) The representations and warranties of Seller set forth in Section 3.1 (other than those set forth in Section 3.1(m)) shall be true and correct in all material respects (without regard to any materiality qualifiers set forth therein) as of the Closing Date, as if remade on such date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), and Seller shall have performed all of its obligations hereunder in all material respects, and (ii) Buyer shall have received a certificate, dated as of the Closing Date, of an executive officer of Seller certifying to the matters set forth in this Section 2.1(c)(ii)(B);
(C)           The representation and warranty of Seller set forth in Section 3.1(m) shall be true and correct as of the Closing Date, as if remade on such date, except where the failure of such representation and warranty to be true and correct would not, in the aggregate, result in an MLP Material Adverse Effect, and (ii) Buyer shall have received a certificate, dated as of the Closing Date, of an executive officer of Seller certifying to the matters set forth in this Section 2.1(c)(ii)(C); and
(D)          All outstanding debt of Seller, including all principal, accrued and unpaid interest and fees under the Seller Credit Facility, shall have been paid off as of or prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

SECTION 3.1  Representations of Seller.  Except as set forth in a section of the Seller Disclosure Schedule delivered concurrently herewith corresponding to the applicable sections of this Section 3.1 to which such disclosure applies (provided that any information set forth in one section of the Seller Disclosure Schedule shall be deemed to apply to each other Section thereof to which its relevance is reasonably apparent on its face) Seller hereby represents and warrants to Buyer that:

(a)              Organization; Qualification.  Seller has been duly formed and is validly existing and in good standing as a limited partnership under the law of the State of Delaware with all requisite partnership power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement.   Seller is duly qualified and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement.

(b)              Authority; No Violation.  Seller has all requisite partnership power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite partnership action on the part of Seller and its general partner, and no other partnership proceedings are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Except for matters described in clauses (ii), (iii) or (iv) below that would not, individually or in the aggregate, have a material adverse effect on Seller, neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby and the performance by Seller of this Agreement will (i) violate or conflict with any provision of Seller’s Certificate of Limited Partnership or Agreement of Limited Partnership; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under Seller’s or any MLP Group Entity’s governing documents or any agreement or instrument to which Seller or any MLP Group Entity is a party or by or to which Seller or any MLP Group Entity or any of their properties are bound or subject; (iv) result in the creation of an Encumbrance upon or require the sale or give any person the right to acquire any of the assets of Seller or any MLP Group Entity, or restrict, hinder, impair or limit the ability of Seller or any MLP Group Entity to carry on its businesses as and where they are now being carried on; or (v) violate or conflict with any Law applicable to Seller or any MLP Group Entity. Section 3.1(b) of the Seller Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by Seller or any MLP Group Entity for the consummation of the transactions contemplated by this Agreement.

(c)              Brokerage and Finder’s Fee.  Except for MLP’s and Seller’s obligations to Petrie Parkman & Co. and Lehman Brothers Inc. as described in Section 5.9 of the MLP Disclosure Schedule (as such term is defined in the Merger Agreement), none of Seller or any MLP Group Entity, nor any equityholder, director, officer or employee thereof, has incurred or will incur on behalf of Seller, any MLP Group Entity or itself, any brokerage, finders’, success, deal completion or similar fee in connection with the transactions contemplated by this Agreement that will impose any obligation on Buyer or any MLP Group Entity.

(d)              Capitalization of MLP General Partner.  Seller is the sole limited partner of MLP General Partner and is the sole beneficial owner of the limited partner interest in MLP General Partner. General Partner Holdco is the sole general partner of MLP General Partner and is the sole beneficial owner of the general partner interest in MLP General Partner.  Each such limited partner interest and general partner interest has been duly authorized and validly issued in accordance with applicable Laws and the MLP General Partner Partnership Agreement, and is fully paid (to the extent required under the MLP General Partner Partnership Agreement) and non-assessable (except as such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act). Except for any Encumbrances arising under the MLP General Partner Partnership Agreement, applicable securities Laws or this Agreement, Seller and General Partner Holdco own their respective interests in MLP General Partner free and clear of any Encumbrances and have good and marketable title to such interests; and upon delivery of such limited partner interest and the payment of the purchase price therefor as contemplated by this Agreement, Buyer will receive good and marketable title to such interest free and clear of any Encumbrances.

(e)              Financial Statements of MLP General Partner.  The unaudited non-consolidated financial statements of MLP General Partner as of and for the fiscal year ended December 31, 2005 (the “MLP General Partner Financial Statements”), including all related notes and schedules (such MLP General Partner Financial Statements and related notes and schedules being included in Section 3.1(e) of the Seller Disclosure Schedule), fairly present in all material respects the financial position of MLP General Partner, as of the respective dates thereof, and the results of operations, cash flows and changes in partners’ equity of MLP General Partner for the periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustment.

(f)               Undisclosed Liabilities of MLP General Partner.  MLP General Partner does not have any indebtedness or liability, absolute or contingent, which is of a nature required to be reflected on the balance sheet of MLP General Partner or in the footnotes thereto, in each case prepared in conformity with GAAP, and which is not shown on or provided for in the MLP General Partner Financial Statements, other than (1) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2005, including liens for current Taxes and assessments not in default, or (2) liabilities of MLP General Partner that, individually or in the aggregate, are not material to MLP General Partner.

(g)              MLP General Partner Assets and Conduct of Business.  Since its formation, MLP General Partner has not owned any assets other than its 2% general partner interest in MLP and the MLP incentive distribution rights and has not conducted any business other than that related to its acting as the general partner of MLP.

(h)              Capitalization of General Partner Holdco. Seller is the sole member of General Partner Holdco and is the sole beneficial holder of the limited liability company interest in General Partner Holdco.  Such limited liability company interest has been duly authorized and validly issued in accordance with applicable Laws and the General Partner Holdco LLC Agreement, and is fully paid (to the extent required under the General Partner Holdco LLC Agreement) and non-assessable (except as such non-assessability may be affected by the Delaware Limited Liability Company Act). Except for any Encumbrances arising under the General Partner Holdco LLC Agreement, applicable securities Laws or this Agreement, Seller owns its interest in General Partner Holdco free and clear of any Encumbrances and has good and marketable title to such interest; and upon delivery of such interest and the payment of the purchase price therefor as contemplated by this Agreement, Buyer will receive good and marketable title to such interest free and clear of any Encumbrances.

(i)               Financial Statements of General Partner Holdco.  The unaudited non-consolidated financial statements of General Partner Holdco as of and for the fiscal year ended December 31, 2005 (the “General Partner Holdco Financial Statements”), including all related notes and schedules (such General Partner Holdco Financial Statements and related notes and schedules being included in Section 3.1(i) of the Seller Disclosure Schedule), fairly present in all material respects the financial position of General Partner Holdco, as of the respective dates thereof, and the results of operations, cash flows and changes in members’ equity of General Partner Holdco for the periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustment.

(j)               Undisclosed Liabilities of General Partner Holdco.  General Partner Holdco does not have any indebtedness, obligation or liability, absolute, accrued, contingent or otherwise, and which is not shown on or provided for in the General Partner Holdco Financial Statements, other than (1) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2005, including liens for current Taxes and assessments not in default, or (2) liabilities of General Partner Holdco that, individually or in the aggregate, are not material to General Partner Holdco.

(k)              General Partner Holdco Assets and Conduct of Business.  Since its formation, General Partner Holdco has not owned any assets other than its 0.1% general partner interest in MLP General Partner and has not conducted any business other than that related to its acting as the general partner of MLP General Partner.

(l)               Interests in MLP.  Seller owns beneficially and of record 2,616,250 MLP Common Units and 7,848,750 MLP Subordinated Units.  MLP General Partner owns beneficially and of record a 2% general partner interest in MLP and the MLP incentive distribution rights and is the sole general partner of MLP.  Each such interest has been duly authorized and validly issued in accordance with applicable Laws and the MLP Partnership Agreement, and is fully paid (to the extent required under the MLP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act).  Except for any Encumbrances arising under the MLP Partnership Agreement, applicable securities Laws or this Agreement, Seller and MLP General Partner own their above-described interests in MLP free and clear of any Encumbrances and have good and marketable title to such interests; and upon delivery of such interests and the payment of the purchase price therefor as contemplated by this Agreement, Buyer will receive good and marketable title to such interests free and clear of any Encumbrances.

(m)             Taxes.  Each of the Purchased Entities is a disregarded entity for federal income tax purposes pursuant to Treas. Reg. § 301.7701-3.

(n)              To the knowledge of Seller, the representations and warranties of the MLP Parties set forth in Article III of the Merger Agreement are true and correct.

(o)              Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.1, THE PURCHASED INTERESTS ARE BEING SOLD AND TRANSFERRED “AS IS, WHERE IS,” AND SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED INTERESTS, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY OF MLP GENERAL PARTNER, GENERAL PARTNER HOLDCO, MLP OR ANY MLP GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

SECTION 3.2  Representations of Buyer.  Except as set forth in a section of the Buyer Disclosure Schedule delivered concurrently herewith corresponding to the applicable sections of this Section 3.2 to which such disclosure applies (provided that any information set forth in one section of the Buyer Disclosure Schedule shall be deemed to apply to each other Section thereof to which its relevance is reasonably apparent on its face), Buyer hereby represents and warrants to Seller that:

(a)              Organization; Qualification.  Buyer has been duly formed and is validly existing and in good standing as a limited partnership under the law of the State of Delaware with all requisite partnership power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.  Buyer is duly qualified and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)              Authority; No Violation.  Buyer has all requisite partnership power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite partnership action on the part of Buyer and Buyer General Partner, and no other partnership proceedings are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  Except as set forth in Section 3.2(b) of the Buyer Disclosure Schedule and matters described in clauses (ii), (iii) and (iv) below that would not, individually or in the aggregate, have a material adverse effect on Buyer, neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby and the performance by Buyer of this Agreement will (i) violate or conflict with any provision of Buyer’s Certificate of Limited Partnership or Agreement of Limited Partnership; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under Buyer’s or any Buyer Group Entity’s governing documents or any agreement or instrument to which Buyer or any Buyer Group Entity is a party or by or to which Buyer or any Buyer Group Entity or any of their properties are bound or subject; (iv) result in the creation of an Encumbrance upon any or require the sale or give any person the right to acquire any of the of assets of Buyer or any Buyer Group Entity, or restrict, hinder, impair or limit the ability of Buyer or any Buyer Group Entity to carry on its businesses as and where they are now being carried on; or (v) violate or conflict with any Law applicable to Buyer or any Buyer Group Entity. Section 3.2(b) of the Buyer Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by Buyer or any Buyer Group Entity for the consummation of the transactions contemplated by this Agreement.

(c)              Brokerage and Finder’s Fee.  None of Buyer nor any Buyer Group Entity, nor any equityholder, director, officer or employee thereof, has incurred or will incur on behalf of any of Buyer, any Buyer Group Entity or itself, any brokerage, finders’, success, deal completion or similar fee in connection with the transactions contemplated by this Agreement that will impose any obligation on Seller.

(d)              Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of MLP General Partner, General Partner Holdco, MLP and the MLP Group Entities, both individually and on a consolidated basis, which investigation, review and analysis was done by Buyer and, to the extent Buyer deemed necessary or appropriate, by its representatives.

(e)              Investment Intent; Investment Experience; Restricted Securities.  In acquiring the Purchased Interests, Buyer is not offering or selling, and shall not offer or sell the Purchased Interests, in connection with any distribution of any of such Purchased Interests, and Buyer has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.  Buyer acknowledges that it can bear the economic risk of its investment in the Purchased Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  Buyer understands that none of the Purchased Interests shall have been registered pursuant to the Securities Act or any applicable state securities Laws, that all of such Purchased Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations none of such Purchased Interests can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(f)               Status.  Buyer is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

(g)              Financing.  Buyer or its affiliates have currently available, and will have at the Closing, all funds necessary to pay the Purchase Price and to perform all other obligations under this Agreement.

(h)              Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.2, BUYER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

ARTICLE IV
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

SECTION 4.1  Covenant Compliance.  Seller agrees to comply with, and shall use its reasonable best efforts to cause its affiliates to comply with, all of the covenants contained in the Merger Agreement.  Seller agrees to comply with Section 5.6(a) of the Merger Agreement as if it were included within the definition of “MLP Parties” for all purposes thereunder.

SECTION 4.2  Access to Information.  Subject to Section 4.2(b) and applicable Laws, upon reasonable notice, Seller shall use its commercially reasonable efforts to cause the MLP Group Entities to afford the officers, employees, counsel, accountants and other authorized representatives and advisors of Buyer reasonable access, during normal business hours from the Execution Date until the earlier to occur of the Closing and the termination of this Agreement, to the MLP Group Entities’ properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the MLP Group Entities.  Subject to Section 4.2(b) and applicable Laws, during such period, Seller shall use its commercially reasonable efforts to cause the MLP Group Entities to furnish promptly to Buyer all information concerning the MLP Group Entities’ business, properties and personnel as Buyer may reasonably request.  Notwithstanding the foregoing, Seller shall have no obligation to use its commercially reasonable efforts to cause the MLP Group Entities to disclose or provide access to any information the disclosure of which Seller or the MLP Group Entities have concluded may jeopardize any privilege available to such parties relating to such information or would be in violation of a confidentiality obligation binding on Seller or the MLP Group Entities.

(b)              The parties acknowledge that certain information received pursuant to Section 4.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Evaluation Material” for purposes of the MLP Confidentiality Agreement.  Buyer further agrees to be bound by the terms and conditions of the MLP Confidentiality Agreement and to maintain the confidentiality of such Evaluation Material in accordance with the MLP Confidentiality Agreement.  In the event that the Closing occurs, the MLP Confidentiality Agreement shall be terminated and of no further force or effect.

SECTION 4.3  Confidentiality.  Seller shall not, and shall cause its affiliates not to, directly or indirectly, disclose to any person any confidential information, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of Buyer and its affiliates or, after the Closing, the MLP Group Entities; provided, however, that this obligation shall not apply to information that is or becomes generally available to the public other than as a result of disclosure by Seller or its affiliates or representatives and information that becomes available to Seller and its affiliates on a non-confidential basis from a source other than Buyer, its affiliates or the MLP Group Entities provided that such source is not known to Seller or its affiliates to be bound by a confidentiality agreement with Buyer, its affiliates or the MLP Group Entities.  Notwithstanding the foregoing, Seller may disclose such confidential information if required by Law.  Promptly following the Closing Date, Seller and its affiliates shall return to Buyer or destroy all information not in the public domain or not generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to Buyer and its affiliates or the MLP Group Entities.

SECTION 4.4  Commercially Reasonable Efforts; Further Assurances.  From and after the Execution Date, upon the terms and subject to the conditions hereof, Seller shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by, and to satisfy the closing conditions of, this Agreement and the Merger Agreement as promptly as practicable, and, except to the extent permitted by Section 5.6 of the Merger Agreement, shall take no action that could reasonably be expected to impede, interfere with, delay, postpone or materially affect the transactions contemplated hereby or by the Merger Agreement or the likelihood of such transactions being consummated.  Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective such transactions.  Buyer and Seller understand and agree that no person who is or becomes during the term of this Agreement a director or officer of MLP, MLP General Partner or General Partner Holdco makes any agreement or understanding pursuant to this Section 4.4 in his or her capacity as such director or officer.  Nothing in this Section 4.4 shall limit or affect any actions of any designee of Seller in his or her capacity as an officer or director of MLP, MLP General Partner or General Partner Holdco.

SECTION 4.5  No Public Announcement.  Except as contemplated by the Merger Agreement, no party hereto shall issue any press release or make any other public announcement concerning this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby (other than public announcements at industry road shows and conferences, as may be required by Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Buyer or Seller, as applicable, in advance of such public announcement or press release) without the prior approval of Buyer or Seller, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, Buyer and Seller may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities Laws.

SECTION 4.6  Expenses.  Whether or not the transactions contemplated by this Agreement and the Merger Agreement are consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except to the extent otherwise provided in this Agreement and the Merger Agreement.

SECTION 4.7  Tax Matters.

(a)              Buyer and Seller agree and consent to treat the purchase of the Purchased Interests more particularly described under Section 2.1 as a sale of the Purchased Interests in the manner described in Treasury Regulation Section 1.708-1(c)(4).

(b)              Following the Closing, Buyer shall cause MLP General Partner to provide Seller with a copy of the MLP and MLP General Partner federal income Tax Returns for any period ending on or before the Closing Date to be provided to Seller on or before the tenth Business Day prior to the due date (including extensions) for such Tax Returns and Buyer shall use reasonable efforts to consult with Seller with respect to the preparation of the Schedules K-1 relating to such Tax Returns.

SECTION 4.8  Transfer of Purchased Interests.  Seller agrees not to sell, transfer, assign, convey or otherwise dispose of, directly or indirectly, any of the Purchased Interests

(other than the transactions contemplated by this Agreement) until this Agreement terminates in accordance with its terms.

SECTION 4.9  Payment of Credit Facility Debt and Release of Encumbrances.

(a)              As of or prior to the Closing, Seller shall pay off all of its outstanding debt including under the Seller Credit Facility (including all principal, accrued and unpaid interests and fees); terminate all the notes, pledges, mortgages, and other agreements relating to or arising from such debt; and to release, or caused to be released, all Encumbrances affecting the Purchased Interests.

(b)              Without limiting Section 4.9(a), with respect to the Seller Credit Facility,

(i)            Seller shall notify the Seller Credit Facility lenders in writing (with a copy of such writing being contemporaneously provided to Buyer) promptly after the date hereof that, subject to conditions to Closing set forth in Article II, all outstanding debt under the Seller Credit Facility (including all principal, accrued and unpaid interests and fees) will be paid in full on the Closing Date;

(ii)           Seller shall cause the Seller Credit Facility lenders to inform Buyer in writing (with a copy to Seller regarding (A) the amount that will be required to pay in full all outstanding debt under the Seller Credit Facility on (and as of) the Closing Date (the “Payoff Amount”), and (B) account and wiring instructions for the Payoff Amount; and

(iii)          Seller shall deliver to Buyer a copy of all documents and other instruments, in form and substance reasonably satisfactory to Buyer, executed by the Seller Credit Facility lenders and any third party, as the case may be, sufficient (A) to terminate all the notes, pledges, mortgages, and other agreements relating to or arising from the Seller Credit Facility, and (B) to release all Encumbrances affecting the Purchased Interests, including a written agreement of the Seller Credit Facility lenders (in form and substance reasonably satisfactory to Buyer) to release such documents and other instruments to Buyer at Closing upon receipt of the Payoff Amount.

ARTICLE V
TERMINATION AND REMEDIES FOR DEFAULT

SECTION 5.1  Termination.  This Agreement may be terminated by either Buyer or Seller upon or after the termination of the Merger Agreement.  This Agreement may be terminated at any time by the mutual written agreement of the parties hereto.

SECTION 5.2  Indemnity.  Seller shall indemnify and hold harmless Buyer and its respective officers, directors and employees (the “Buyer Indemnified Parties”) from any and all Damages incurred by any such person in connection with the breach of a representation or warranty set forth in Sections 3.1(d), (h) and (l).  Except as otherwise provided in Section 5.4, the liability of Seller under this Section 5.2 shall not exceed seven hundred million dollars ($700,000,000) in the aggregate.

SECTION 5.3  Survival.  In the event of termination of this Agreement pursuant to Section 5.1, all rights and obligations of the parties hereto under this Agreement shall terminate, except the provisions of Section 4.2(b), Section 4.5, Section 4.6, Article V and Article VI shall survive such termination; provided that nothing herein shall relieve any party hereto from any liability for any material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a nonbreaching party under this Agreement in the case of such a material breach, at law or in equity, shall be preserved.  In the event the Closing occurs, the representations and warranties of Seller contained in Sections 3.1(d), (h) and (l) shall survive the Closing and any investigation by Buyer or its affiliates with respect thereto indefinitely.  Other than as set forth in the preceding sentence and the obligations contained in Section 4.3, 4.4, 4.6 and 4.7, none of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.

SECTION 5.4  Enforcement of this Agreement.  The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

SECTION 5.5  No Waiver Relating to Claims for Fraud/Willful Misconduct.  The liability of any party under this Article V shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct.  None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE VI
MISCELLANEOUS

SECTION 6.1  Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to Seller, addressed to:

LB Pacific, LP

c/o Pacific Energy Partners, L.P.

5900 Cherry Avenue

Long Beach, California  90805

Attention:  Christopher Manning

Telecopy:  (646) 758-3708

with a copy to:

Pacific Energy Partners, L.P.

5900 Cherry Avenue

Long Beach, California  90805

Attention: Lynn Wood

Telecopy: (562) 728-2823

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas  70002

Attention: Kelly B. Rose

Telecopy:  (713) 229-7996

If to Buyer, addressed to:

Plains All American Pipeline, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Attention: Harry N. Pefanis and Lawrence J. Dreyfuss

Telecopy:  (713) 646-4378 and (713) 646-4216

with a copy to:

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin

Houston, Texas  77002-6760

Attention:  David P. Oelman

Telecopy:  (713) 615-5861

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt.  Notice given by telecopy shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  All Notices by telecopy shall be confirmed promptly after transmission in writing by certified mail or personal delivery.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 6.2  Governing Law; Jurisdiction; Waiver of Jury Trial.  To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law.  Each of the parties hereto agrees that this Agreement involves at least U.S. $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708.  Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware.  Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware, including the Delaware Court of Chancery in and for New Castle County (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

SECTION 6.3  Entire Agreement; Waivers. Except for the Confidentiality Agreements, this Agreement and the exhibits and schedules hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Sections 3.1 and 3.2), (i) the parties acknowledge and agree that neither party nor any other person has made, and neither party is relying upon, any covenant, representation or warranty, expressed or implied, as to either party or any Consolidated Group or as to the accuracy or completeness of any information regarding either party and either Consolidated Group furnished or made available to either party or any of their affiliates and (ii) neither party shall have or be subject to any liability to the other party or any other person, or any other remedy in connection herewith, based upon the distribution to the other party of, or such party’s use of or reliance on, any such information or any information, documents or material made available to such party in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 6.4  Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.  No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise); provided that Buyer may assign its rights under this Agreement to a wholly owned subsidiary of Buyer, but any such assignment shall not relieve Buyer of its obligations hereunder.  Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 6.5  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 6.6  Execution.  This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

PLAINS ALL AMERICAN PIPELINE L.P.

By:	Plains AAP, L.P., its general partner

By:	Plains All American GP LLC, its general partner

By:	/s/ Harry N. Pefanis
Title:	President and COO

LB PACIFIC, LP

By:	LB Pacific GP, LLC, its general partner

By:	/s/ Christopher Manning
Title:	President

Signaure Page to Purchase Agreement